Exhibit 99.1

For media:

William Stanhouse, 205-745-2664

william.stanhouse@walterenergy.com

or

Ruth Pachman, 212-521-4891

Kekst and Company

Ruth.pachman@kekst.com

Walter Energy Announces Closing of Sale of Alabama Assets to Warrior Met Coal

BIRMINGHAM, AL — April 1, 2016 — Walter Energy, Inc. (OTC Pink:WLTG) (“Walter Energy” or the “Company”) today announced the close of the previously-announced sale of substantially all of its core assets, comprising its Alabama coal assets, to Warrior Met Coal, LLC (formerly known as Coal Acquisition LLC), an entity owned by the Company’s first lien creditors. The transaction was effective as of 11:59 pm CDT on March 31, 2016.

On January 8, 2016, the Bankruptcy Court for the Northern District of Alabama entered an order approving the sale pursuant to section 363 of the Bankruptcy Code and entry into an asset purchase agreement setting forth the terms of the sale transaction, after a court-supervised sale process.

With the close of this transaction, Walter Energy has transferred ownership of virtually all of its U.S. operating assets to third parties under the court-supervised sale process. Earlier this year it completed the sale of its non-core U.S. assets to Seminole Coal Resources, LLC, ERP Compliant Coke, LLC and ERP Environmental Fund, Inc., all affiliates of ERP Compliant Fuels, LLC and Virginia Conservation Legacy Fund, Inc.

Walter Energy’s remaining assets include Walter Energy Canada Holdings, Inc. (“Walter Canada”), a wholly-owned subsidiary with assets in both Canada and the UK. On December 7, 2015, Walter Canada obtained creditor protection under the Companies’ Creditors Arrangement Act pursuant to an Initial Order granted by the Supreme Court of British Columbia located in Vancouver, B.C.

Walter Energy was advised in the transaction by the law firms of Paul, Weiss, Rifkind, Wharton & Garrison LLP and Bradley Arant Boult Cummings LLP, as well as investment banking and financial advisors PJT Partners and AlixPartners LLP. Advisors to Warrior Met Coal, LLC included Akin Gump Strauss Hauer & Feld LLP and Burr & Forman LLP, with Lazard Frères & Co. LLC serving as investment banking advisor.

About Walter Energy

For more information about Walter Energy, please visit www.walterenergy.com.

###